Exhibit 11.2

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our firm’s name in the Offering Statement on Form 1-A and related amendments thereto (collectively, the “Form 1-A”) of Amalgamated Specialty Group Holdings, Inc. (“HoldCo”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Pro Forma Valuation Appraisal Report, dated as of December 30, 2020, of Amalgamated Casualty Insurance Company (“Amalgamated”) in the Offering Circular included in the Form 1-A filed by HoldCo with the SEC. Such Pro Forma Valuation Appraisal Report includes Boenning’s view as to the value of the individual subscription rights granted to policyholders as defined in Amalgamated’s plan of conversion in connection with potential repurchases of such individual Subscription Rights from the policyholders receiving such grants.

In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

By:

West Conshohocken, Pennsylvania

May 21, 2021